UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

MERCER INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation or organization)

000-51826	47-0956945
(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

(Address of Office)

(604) 684-1099

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 21, 2017, Mercer International Inc. (the “Company”) and its wholly owned subsidiary, (the “Purchaser”), entered into an asset purchase agreement and ancillary agreements with Klausner Holz Thüringen GmbH (the “Seller”) and certain affiliates (collectively, the “Agreement”), pursuant to which, among other things, the Purchaser will acquire from the Seller substantially all of the assets comprising a sawmill and bio-mass power plant located near Friesau, Germany (the “Friesau Facility”), for consideration of approximately $55.1 million (€52.0 million) plus defined working capital at closing, currently estimated to be approximately $9.0 million. Additionally, in connection with the sale of the Friesau Facility and to ensure an orderly transfer thereof, an affiliate of the Seller has agreed to provide the Purchaser certain transitional services and sales and marketing services for a period of up to 12 and 24 months after closing, respectively, or such shorter periods that the Purchaser requires.

Closing under the Agreement is expected to occur around the beginning of the second quarter of 2017 and is subject to customary closing conditions, including, among other things, receipt of requisite regulatory approvals.

The description of the Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to the Company’s Report on Form 10-Q for the quarterly period ended March 31, 2017.

A copy of the Company’s press release dated February 21, 2017, announcing the Agreement, is attached hereto as Exhibit 99.1. The information in such press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated February 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

/s/ David M. Gandossi
David M. Gandossi
Chief Executive Officer

Date: February 27, 2017